Wachovia Corporation
301 South College Street
Charlotte, NC 28288-5578

WACHOVIA
WACHOVIA AUTO OWNER TRUST 2006-A
Annual Statement as to Compliance

Pooled Auto Securities Shelf LLC Attention: General Counsel 301 South College Street, Suite E Charlotte, North Carolina 28288-5578	U.S. Bank. National Association 60 Livingston Avenue, EP-MN-WS3D St. Paul, MN 55107-2292

Wachovia Auto Owner Trust 2006-A c/o Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, Delaware 19890-0001	Moody’s Investors Service, Inc. ABS Monitoring Department 99 Church Street New York, New York 10007

Standard & Poor’s Ratings Services Attention: Asset Backed Surveillance Department 55 Water Street New York, New York 10041
Pursuant to §3.11(a) of the Servicing Agreement dated as of June 1, 2006, among Wachovia Bank, National Association, as Seller and Servicer, Wachovia Auto Owner Trust 2006-A, as Issuer, and U.S. Bank, as Indenture Trustee, the undersigned officer hereby certifies that (i) a review of the activities of the Servicer from June 1, 2006 through December 31, 2006, and of its performance under this Agreement has been made under such officer’s supervision and (ii) to such officer’s knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such period except for the delinquency information provided in the Statements to Securityholders. The number and aggregate principal balance of the receivables that were reported in the 30-59 day, 60-89 days or 90 days or more delinquency categories as of the last day of the related collection period were misstated by one day.

Dated: March 30, 2007	WACHOVIA BANK, NATIONAL ASSOCIATION As Servicer,

/s/ April R. Hughey

April R. Hughey Vice President